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                                                                  EXHIBIT 23.2






The Board of Directors
Quarterdeck Corporation:


We consent to the incorporation by reference in amendment No. 1 to the registration statement (No. 333-10269) on Form S-3 of Quarterdeck Corporation of our report dated November 8, 1995, except as to Note 14 which is as of March 28, 1996, with respect to the consolidated balance sheets of Quarterdeck Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, which report appears in the Form 8-K/A of Quarterdeck Corporation dated March 28, 1996.



KMPG Peat Marwick LLP


Los Angeles, California
October 9, 1996